EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

by and between

AVIDBANK

and

NTN BUZZTIME, INC.

Dated as of September 28, 2018

Table of Contents

(continued)

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Table of Contents

(continued)

EXHIBITS

A	-	Collateral Description
B	-	Form of Compliance Certificate

DISCLOSURE SCHEDULES

Permitted Indebtedness

Permitted Investments

Permitted Liens

Prior Names (Section 5.5)

Litigation (Section 5.6)

Inbound Licenses (Section 5.15)

Inventory and Equipment (Section 7.10)

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This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of September 28, 2018, is entered into by and between AVIDBANK, a California banking corporation (“Bank”), and NTN BUZZTIME, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will extend credit to Borrower and Borrower will repay amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses), incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the State of California are authorized or required to close.

“Change in Control” means any event, transaction, or occurrence as a result of which any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act) or a stockholder in Borrower as of the Closing Date, directly or indirectly, of securities of Borrower, representing more than fifty percent (50%) or more of the combined voting power of Borrower’s then outstanding securities; provided, however, that a Change in Control shall not include (i) any consolidation or merger effected exclusively to change the domicile of Borrower, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Borrower or indebtedness of Borrower is cancelled or converted or a combination thereof.

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“Closing Date” means the date of this Agreement.

“Code” means the California Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit B, with appropriate insertions.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means the Term Loan or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Disclosure Schedules” means the schedule of exceptions attached hereto and approved by Bank, if any.

“EBITDA” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) to the extent approved by Bank, other noncash expenses and charges, plus (f) to the extent approved by Bank, other onetime charges, plus (g) to the extent approved by Bank, any losses arising from the sale, exchange, transfer or other disposition of assets not in the ordinary course of business.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

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“Guaranties” means, collectively, any guaranty of the Obligations hereafter made by any other Person in favor of Bank, and “Guaranty” means any such guaranty individually.

“Guarantors” means, collectively, (i) each domestic Subsidiary of Borrower, and (ii) any Person that guarantees Borrower’s payment and performance of the Obligations pursuant to a Guaranty, and “Guarantor” means such Person individually.

“IBM Indebtedness” means Indebtedness owing by Borrower to IBM Credit LLC or its Affiliates (“IBM”), which Indebtedness is (i) unsecured or (ii) secured by unperfected Liens (a) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (b) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:. Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IP Security Agreement” means the Intellectual Property Security Agreement, dated as of the Closing Date, by and between Borrower and Bank.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

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“Liquidity” is, at any time, the aggregate amount of unrestricted cash held at such time by Borrower in deposit accounts or securities accounts maintained with Bank.

“Loan Documents” means, collectively, this Agreement, the Lockbox Agreement, any Bank Services Agreement, any note or notes executed by Borrower, the IP Security Agreement, the Guaranties and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Lockbox Agreement” means the Lockbox Services Agreement, dated as of the Closing Date, by and between Borrower and Bank.

“Material Collateral” means Collateral having a fair market value of at least One Hundred Thousand Dollars ($100,000).

“Material Adverse Effect” means a material adverse effect on (i) the business operations, financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or to otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Maturity Date” means the fourth anniversary of the Closing Date.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, Bank Services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Patents” means all patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Disclosure Schedules, including the IBM Indebtedness, provided that (i) the aggregate amount of the IBM Indebtedness shall not at any time on or prior to December 31, 2018, exceed the amount of such Indebtedness outstanding on the Closing Date and (ii) the IBM Indebtedness is paid in full on or prior to December 31, 2018;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any given time;

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(d) Subordinated Debt.

“Permitted Investment” means: Investments existing on the Closing Date disclosed in the Disclosure Schedules;

(a) Investments existing on the Closing Date and disclosed in the Disclosure Schedules;

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A 2 or P 2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank or other financial institutions reasonably acceptable to Bank and (iv) Bank’s or other financial institutions reasonably acceptable to Bank money market accounts; and

(c) Repurchases of stock from current or former employees, contractors or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such employees, contractors or directors to Borrower regardless of whether an Event of Default exists.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Disclosure Schedules and any Liens in favor of Bank;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c) Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e) Liens securing Subordinated Debt.

“Permitted Transfer” means the conveyance, sale, lease, sale-leaseback, transfer or disposition by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) Non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other licenses of property that may be exclusive in one or more respects but do not result in a transfer of title to the underlying licensed property;

(c) Worn-out, surplus or obsolete Equipment;

(d) Permitted Liens and Permitted Investments; or

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(e) Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, that appears in the “Money Rates” section of the Wall Street Journal as the “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Chief Accounting Officer or equivalent of Borrower.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary or Borrower which is an entity organized under the laws of the United States or any territory thereof.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register (other than “intent to use” applications until a verified statement of use is filed with respect to such application) and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP, and all financial covenant calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower hereby unconditionally promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with accrued and unpaid interest on the unpaid principal amount of such Credit Extensions at the rates set forth herein, and all other Obligations owing by Borrower to Bank, in each case as and when due in accordance with the terms hereof.

(b) Term Loan.

(i) Funding. Subject to and upon the terms and conditions of this Agreement, on the Closing Date Bank shall make one term loan to Borrower in the amount of Four Million Dollars ($4,000,000) (the “Term Loan”), which amount shall be used to repay Borrower’s outstanding obligations to East West Bank and to fund working capital.

(ii) Principal Repayment. The Term Loan shall be repaid in forty-eight (48) equal monthly installments of principal in the amount of Eighty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($83,333,33) plus accrued but unpaid interest, commencing on the first Payment Date (as defined below) and continuing on each Payment Date thereafter through the Maturity Date, at which time all amounts owing under this Section 2.1(b) shall be immediately due and payable. The Term Loan principal, once repaid, may not be reborrowed.

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(iii) Prepayment. Borrower may prepay the Term Loan principal, in whole or in part, from time to time, upon ten (10) days’ prior written notice to Bank. If the prepayment occurs prior to the first (1st) anniversary of the Closing Date, including as a result of acceleration of the Obligations due to an Event of Default, Borrower shall pay a prepayment premium equal to one and three quarters of one percent (1.75%) of the principal amount of the Term Loan principal repaid. If the prepayment occurs on or after the first (1st) anniversary and prior to the second (2nd) anniversary of the Closing Date, including as a result of acceleration of the Obligations due to an Event of Default, Borrower shall pay a prepayment premium equal to one percent (1.00%) of the principal amount of the Term Loan principal repaid. If the prepayment occurs on or after the second (2nd) anniversary, no prepayment premium shall be due and payable. The prepayment of the Term Loan principal shall be accompanied by payment of the interest accrued and unpaid on the principal prepaid. Partial prepayments of the Term Loan principal shall be applied to the monthly installments of principal in the inverse order of maturity.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.2(b), the Term Loan shall bear interest, on the outstanding daily balance thereof at a variable rate per annum equal to the Prime Rate plus one and three quarters of one percent (1.75%).

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5.0%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the last Business Day of each month during the term hereof (each a “Payment Date”), commencing on October 31, 2018. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Bancontrol Account. Borrower shall cause all account debtors to wire any amounts, and make all other electronic payments, owing to Borrower to such account (the “Bancontrol Account”) as Bank shall specify in writing. In addition, Borrower shall, at its sole cost and expense, maintain a check scanner and, no later than 5:00 p.m. Pacific Time on each Business Day, submit for deposit into the Bancontrol Account all other payments, properly endorsed to the order of Bank, received by Borrower from account debtors on the prior Business Day. Borrower shall hold in trust for Bank all amounts that Borrower receives until such amounts are transferred to the Bancontrol Account. So long as no Event of Default has occurred and is continuing, two (2) Business Days after clearance of any checks, Bank shall credit all amounts paid into the Bancontrol Account to Borrower’s operating account; provided that upon the occurrence and during the continuation of an Event of Default, Bank may apply all payments to the Obligations in such order and manner as Bank may determine. Notwithstanding the foregoing, at any time upon Bank’s written notice to Borrower (a “Cash Dominion Notice”), which Cash Dominion Notice may be sent in Bank’s sole discretion whether or not an Event of Default has occurred and is continuing, Bank shall thereafter have the exclusive right to receive all payments from account debtors. Upon and after receipt of a Cash Dominion Notice, Borrower shall immediately notify, transfer and deliver to Bank all payments Borrower receives. Thereafter, Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s payments and it will be considered an immediate Event of Default if the lockbox is not operational within 60 days of the date of the Cash Dominion Notice.

(e) Changes in Prime Rate; Computation of Interest. If the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

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2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Fees. Borrower shall pay to Bank the following:

(a) Total Facility Fee. On the Closing Date, a fee equal to Twenty Thousand Dollars ($20,000) (i.e., one half of one percent (0.50%) of the Term Loan), which shall be fully-earned and non-refundable; and

(b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnification obligations) are outstanding.

3. CONDITIONS PRECEDENT OF TERM LOAN.

3.1 Conditions Precedent to Term Loan. The obligation of Bank to extend the Term Loan is subject to the satisfaction of the following condition precedent:

(a) Bank shall have received, in form and substance satisfactory to Bank, the following:

(i) this Agreement, duly executed by the parties hereto;

(ii) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(iii) UCC National Form Financing Statement;

(iv) the IP Security Agreement;

(v) certificates of insurance naming Bank as loss payee on all property insurance policies and as an additional insured on all liability insurance policies;

(vi) payment of the fees and Bank Expenses then due specified in Section 2.4;

(vii) the Lockbox Agreement;

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(viii) a pay-off letter from East West Bank; and

(ix) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

(b) the Bancontrol Account shall have established at Bank, and Borrower shall have instructed its account debtors to make payments to such deposit account;

(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the Closing Date; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such other date. The making of the Term Loan shall be deemed to be a representation and warranty by Borrower on the Closing Date as to the accuracy of the facts referred to in this Section 3.1;

(d) no Event of Default shall have occurred and be continuing, or would exist after giving effect to the Term Loan.; and

(e) in Bank’s sole discretion, there has not been any material impairment in the Accounts, general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to Bank on August 21, 2018, and accepted by Bank.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Disclosure Schedules, and subject only to Permitted Liens that may have priority by operation of law, such security interest constitutes a valid, first-priority security interest in all presently existing Collateral, and will constitute a valid, first-priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except as provided in this Agreement in connection with Permitted Liens and Permitted Transfers. Following the payment in full in cash of the Obligations (other than inchoate indemnification obligations) and the termination of Bank’s obligations to make any Credit Extensions, Bank shall, at Borrower’s sole costs and expense, and upon receipt of a written request from Borrower to do so, release its Liens in the Collateral and the rights therein shall revert to Borrower.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where material (as determined by Bank) Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations (other than inchoate indemnification obligations) are outstanding.

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4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior written notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Such inspection shall be subject to the confidentiality provisions set forth in Section 12.9.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral.

(a) Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.

(b) All Accounts are bona fide existing obligations. Other than with respect to software subscription, maintenance and service contracts and other agreements pursuant to which Borrower bills or invoices customers in advance, the property or services giving rise to such Accounts have been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.

(c) All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made in accordance and as required by GAAP; provided, however, that the Borrower does from time to time discover, in the ordinary course of its business, Inventory that may be defective in one or more respects and generally takes reserves for such Inventory within three months of such discovery.

5.4 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to third parties in the ordinary course of business and other licenses of property that may be exclusive in one or more respects but do not result in a transfer of title to the underlying licensed property. To the best of Borrower’s knowledge, each of the material Copyrights, Trademarks and Patents (other than pending applications) is valid and enforceable, and no part of any material Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

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5.5 Name; Location of Chief Executive Office. Except as disclosed in the Disclosure Schedules or as disclosed pursuant to Section 7.2, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. Except as disclosed to Bank pursuant to Section 7.2, the chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10.

5.6 Litigation. Except as set forth in the Disclosure Schedules or as disclosed pursuant to Section 6.2, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7 Accuracy of Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended. There has not been a material adverse change in the consolidated or consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature.

5.9 Compliance with Laws and Regulations. Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower and each Subsidiary has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.11 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.12 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.13 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

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5.14 Material Adverse Effect. Since December 31, 2017, no Material Adverse Effect has occurred.

5.15 Inbound Licenses. Except as disclosed on the Disclosure Schedules or as disclosed pursuant to Section 6.9, Borrower is not a party to, nor is bound by, any license or other agreement that is material to Borrower’s business (other than over-the-counter software, open-source software, and other software that is commercially available to the public) which prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the Code or any other applicable law or principles of equity).

5.16 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnification obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in its jurisdiction of incorporation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the Borrower State. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company-prepared balance sheet, income statement, and cash flow statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within the earlier of one hundred twenty (120) days after the end of Borrower’s fiscal year or the filing of the Securities and Exchange Commission, audited financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (except with respect to a going concern clause specifying the need for future equity financings) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) as soon as available, but in any event not later than February 15 of each calendar year, Borrower’s financial and business projections and budget, presented in a month-by-month format, for such year (the “Annual Budget”), with written certification signed by a Responsible Officer of approval thereof by Borrower’s board of directors; and (iv) as soon as available, but in any event not later than fifteen (15) days prior to the commencement of each calendar year, a draft of the Annual Budget for such year.

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(b) Within thirty (30) days after the end of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit B hereto.

(c) Borrower shall deliver to Bank: (i) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (ii) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (iii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (iv) within the time periods prescribed by Section 6.8(b), a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Patents, Copyrights or Trademarks, including, but not limited to, any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not previously identified to Bank.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.

6.3 Audit. Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrowers expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.4 Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).

6.5 Taxes. Borrower shall make and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar in size and scope to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

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6.7 Primary Depository. Commencing as of the forty-fifth (45th) day after the Closing Date, Borrower shall maintain its primary depository and operating accounts with Bank. At all times, Borrower shall cause all banks or other depositary institutions with which Borrower maintains any deposit account to enter into a deposit account control agreement with Bank, in form and substance reasonably satisfactory to Bank. Borrower may maintain a deposit account in Canada so long as (i) it is subject to a deposit account control agreement with Bank, in form and substance reasonably satisfactory to Bank, and (ii) the amount on deposit in such deposit account at any time does not exceed One Hundred Thousand Dollars ($100,000); if the amount on deposit exceeds such dollar limit, Bank may require Borrower or the depository institution to transfer such excess cash to a deposit account with Bank.

6.8 Financial Covenants. Borrower shall at all times maintain the following financial covenants:

(a) Minimum Liquidity. Borrower shall maintain Liquidity tested at all times, and certified as of the last day of each calendar month, of not less than Two Million Dollars ($2,000,000).

(b) Minimum EBITDA. Borrower shall achieve a minimum EBITDA of One Million Dollars ($1,000,000) for the trailing six (6) months as of the last day of each fiscal quarter.

6.9 Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall provide Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, including the date of such filing and the registration or application numbers, (i) with respect to any filings with the United States Patent and Trademark Office, within thirty (30) days of each fiscal quarter-end, and (ii) with respect to any filings with the United States Copyright Office, within five (5) days of any such filing.

(c) Borrower shall (i) give Bank written notice, as required pursuant to Section 6.2(a)(vii), of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title appears on such applications or registrations, and the date such applications or registrations are filed; (ii) execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; and (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d) Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e) Borrower shall use commercially reasonable efforts in its reasonable business judgment to (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights that are material to its business, (ii) detect infringements of the Trademarks, Patents and Copyrights that are material to its business and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

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(f) Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.8, provided that such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.10 Consent of Inbound Licensors. Prior to entering into or becoming bound by any inbound license or agreement (other than over-the-counter software, open-source software, and other software that is commercially available to the public) the failure, breach or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall: (i) provide five (5) days’ prior written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) upon the request of Bank, in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents, provided, however, that the failure to obtain any such consent or waiver shall not constitute an Event of Default.

6.11 Creation/Acquisition of Subsidiaries. If Borrower creates or acquires any Subsidiary, Borrower shall promptly notify Bank of the creation or acquisition of such Subsidiary and take all such action as may be reasonably required by Bank to cause such Subsidiary, if a domestic Subsidiary, to guarantee the Obligations of Borrower under the Loan Documents and to grant a continuing pledge and security interest in and to the personal property of such domestic Subsidiary (substantially as described on Exhibit A hereto), and Borrower shall grant and pledge to Bank a perfected security interest in one hundred percent (100%) of the Shares of such Subsidiary, if a domestic Subsidiary, or in sixty-five percent (65%) of the Shares of such Subsidiary, if such Subsidiary is a foreign Subsidiary.

6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnification obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, given in its sole discretion:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or, subject to Section 6.6, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer (i) without prompt notice to Bank and (ii) unless a replacement for such officer is approved by Borrower’s Board of Directors and engaged by Borrower within ninety (90) days after such change; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control; provided that the foregoing clause shall not apply to any Change in Control pursuant to which the Obligations are indefeasibly paid in full in cash contemporaneously with the close or consummation of such transaction and the Bank’s obligations to make any Credit Extensions are terminated as of the close or consummation of such transaction.

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7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person without Bank’s prior written consent (which shall not be unreasonably withheld) except where (i) such transactions do not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; provided that the foregoing Section 7.3 shall not apply to any transaction pursuant to which the Obligations are indefeasibly paid in full in cash contemporaneously with the close or consummation of such transaction and the Bank’s obligations to make any Credit Extensions are terminated as of the close or consummation of such transaction.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than, in each case, with respect to Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness; provided, however, that Borrower may prepay (a) Indebtedness to Bank, (b) Indebtedness described in clause (c) of the Permitted Indebtedness definition to the extent required by the terms thereof as a result of a casualty, condemnation or similar event with respect to the assets securing such Indebtedness and (c) Indebtedness described in clause (d) of the Permitted Indebtedness definition to the extent permitted under the terms of the applicable subordination agreement with Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than Bank or the lenders holding Subordinated Debt) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, other than Permitted Liens and customary restrictions on Liens and assignments contained in-bound license agreements entered into by Borrower in the ordinary course of its business to the extent such restrictions would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the Code or any other applicable law or principles of equity.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock of Borrower, except that Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase and would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists; (iii) make dividends and other distributions payable solely in additional shares of capital stock; (iv) issue shares of capital stock in connection with the conversion or exercise of other convertible or exercisable Borrower securities or Indebtedness; pay dividends in cash with respect to the Series A Preferred Stock to the extent that such dividends do not exceed Sixteen Thousand Dollars ($16,000) in a calendar year so long as an Event of Default does not exist prior to payment of such dividends and would not exist after giving effect to such dividends.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) reasonable and customary fees paid to members of Borrower’s Board of Directors or members of the Board of Directors of any Subsidiary, to the extent the payment of such fees are consistent with past practices, (iii) reasonable and customary employment agreements in the ordinary course of the Borrower’s business or otherwise approved by the Borrower’s Board of Directors; (iv) Permitted Investments, and (v) bona fide equity and Subordinated Debt investments in Borrower from an Affiliate of Borrower.

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7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store any Material Collateral with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold such Material Collateral for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Material Collateral. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth on the Disclosure Schedules, or such other locations of which Borrower gives Bank prior written notice.

7.11 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay when due any payment of principal or interest due on the Credit Extensions, or Borrower fails to pay any fee within three (3) Business Days of the due date thereof, or Borrower fails to pay any Bank Expenses or any other amount payable hereunder or under any Loan Document within ten (10) Business Days of the due date thereof (provided that during the cure period, the failure to cure such payment default shall not be an Event of Default);

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, or 6.11 or violates any of the covenants contained in Article 7; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof;

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

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8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If Borrower becomes unable to pay its debts (including trade debts) as the come due, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that would reasonably be expected to have a Material Adverse Effect; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Bank receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Bank has not declared an Event of Default under this Agreement or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any other Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Bank be materially less advantageous to Borrower or any Guarantor;

8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank relating to such Subordinated Debt;

8.8 Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or the Subsidiary and the same are not within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order or decree);

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

8.10 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any “Event of Default” under any Guaranty or any security agreement securing any Guaranty (collectively, the “Guaranty Documents”) has occurred and is continuing, or any guarantor revokes a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.7 occur with respect to any Guarantor.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

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(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h) Bank may credit bid and purchase at any public sale; and

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

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9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) receive and open all mail addressed to Borrower for the purpose of collecting the Accounts; (c) notify all account debtors with respect to the Accounts to pay Bank directly; (d) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (e) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (f) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (g) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (h) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (i) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (j) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Bank’s interests in the Accounts and Collections and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) do all acts and things necessary or expedient; in furtherance of any such purposes. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided for Prime Rate Loans, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default. Borrower authorizes Lender, at its sole option, to (i) debit the Term Loan on Closing Date, (ii) debit any Borrower account with Lender, or (iii) make demand upon Borrower, for payment of all attorneys’ fees and expenses incurred by Lender in connection with the negotiation and documentation of the Term Loan by counsel retained by Lender, which attorney’s fees and expenses become due through the Closing Date and/or after the Closing Date.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

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9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, except as provided herein, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements, compliance certificates and other informational documents which may be sent by first-class mail, postage prepaid or e-mail) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	NTN Buzztime, Inc. 2231 Rutherford Road, Suite 200 Carlsbad, California 92008 Attn: Allen Wolff E-mail: allen.wolff@buzztime.com
If to Bank:	Avidbank 1732 North 1st Street, 6th Floor San Jose, CA 95112 Attn: Samantha Kim E-mail: skim@avidbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL PREFERENCE.

11.1 Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

11.2 JURY TRIAL WAIVER. BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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11.3 JUDICIAL REFERENCE PROVISION. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including, without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential, and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement or any other Loan Document; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including, without limitation, reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing, Integration. All amendments to or termination of this Agreement or the other Loan Documents must be in writing and signed by the parties to this Agreement or to such other Loan Document, as applicable. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the other Loan Documents.

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12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, Borrower shall deliver all original signed documents requested by Bank no later than ten (10) Business Days following the Closing Date.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification obligations) remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulations, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided that Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.10 Patriot Act. Bank hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107 56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow Bank, as applicable, to identify the Borrower in accordance with the Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:

NTN BUZZTIME, INC.,
a Delaware corporation

By:	/s/ Allen Wolff
Name:	Allen Wolff
Title:	Chief Financial Officer

BANK:

AVIDBANK,
a California banking corporation

By:	/s/ Jon Krogstad
Name:	Jon Krogstad
Title:	Senior Vice President

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EXHIBIT A

COLLATERAL

DEBTOR	NTN BUZZTIME, INC.

SECURED PARTY:	AVIDBANK

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, securities accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment.

Notwithstanding the foregoing, the Collateral shall not include any of the following: (i) all leasehold interests in real property, (ii) equity interests in any foreign Subsidiaries in excess of sixty-five percent (65%) of the voting stock in such Subsidiaries, (iii) any permit or license issued to Borrower, any document, instrument or agreement of Borrower and any general intangibles (whether owned or held as licensee or lessee or otherwise) or other property of Borrower, in each case, only to the extent and for so long as the grant or existence of a security interest in such permit, license, document, instrument, agreement, general intangible or other property is prohibited, would give another person the right to terminate Borrower’s rights, accelerate Borrower’s obligations, or otherwise alter Borrower’s rights, titles, interests or obligations thereunder (including upon the giving of notice or the lapse of time or both) (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the Code or any other applicable law or principles of equity), (iv) any asset or property that is subject to a Permitted Lien of the type described in clause (c) of the definition of Permitted Lien, to the extent that the documents, instruments or agreements relating to such Lien would not permit such asset or property to be subject to the security interests created hereby (other than to the extent that any such restriction in any such document would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the Code or any other applicable law or principles of equity), (v) any “intent to use” trademarks, and (vi) all equipment subject to prepaid leases with Buffalo Wild Wings during the term of such leases.

All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

A-1

EXHIBIT B

COMPLIANCE CERTIFICATE

DEBTOR	NTN BUZZTIME, INC.

SECURED PARTY:	AVIDBANK

The undersigned authorized officer of NTN Buzztime, Inc., a Delaware corporation (“Borrower”), for and on behalf of Borrower, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement, dated as of September 28, 2018, by and between Bank and Borrower (the “Agreement”), (i) Borrower is in complete compliance for the period ending __________ with all required covenants except as noted below and (ii) except as noted below all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof except that those representations and warranties referring to another date shall be true and correct in all material respects on that other date. Attached hereto are the required documents supporting the above certification. The summary descriptions in the Reporting Covenants below are qualified by, and subject to, the terms of the Agreement.

Please indicate compliance status for each covenant by checking the box under “Yes,”, “No” or “N/A”.

Reporting Covenant	Required	Complies

Annual audited consolidated and consolidating financial statements	FYE within 120 days or filing with SEC	Yes	No	N/A

Monthly balance sheet , income statements and statements of cash (Borrower prepared)	Monthly within 30 days after each month	Yes	No	N/A

Board Approved Annual financial projections	Annually by February 15 of each year	Yes	No	N/A

Draft Annual financial projections	Annually 15 days prior to each year-end	Yes	No	N/A

Compliance Certificate	Monthly within 30 days after each month	Yes	No	N/A

Financial Covenants	Required	Actual	Complies
Minimum Liquidity (Tested All Times; Certified Monthly)	$2,000,000	$___________	Yes	No	N/A

Minimum EBITDA (trailing six months measured at each quarter-end)	$1,000,000	$____________	Yes	No	N/A

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Verified: ______________________________________
SIGNATURE	AUTHORIZED SIGNER

Date: ________________________________________
TITLE

Compliance Status Yes No
DATE

Disclosure Schedules

DISCLOSURE SCHEDULE

Permitted Indebtedness

Long-term Debt	Principal 8/31/18
IBM #51	$16,808
IBM #52	3,690
IBM #53	28,651
IBM #54	18,916
IBM #55	63,773
IBM #56	5,157
$136,994

Capital Leases	Principal 8/31/18
Dell 1	$4,775
Dell 2	12,238
Dell 3	60,561
Dell 4	3,869
Dell 5	25,606
Dell 6	3,176
Ricoh	4,370
HP	104,052
$218,648

Disclosure Schedules

DISCLOSURE SCHEDULE

Permitted Investments

None.

Disclosure Schedules

DISCLOSURE SCHEDULE

Permitted Liens

Buffalo Wild Wings security interest in the equipment under its prepaid equipment leases.

Disclosure Schedules

DISCLOSURE SCHEDULE 5.5

Prior Names

Borrower was incorporated in Delaware in 1984 as Alroy Industries and changed its corporate name to NTN Communications, Inc. in 1985. Borrower then changed its name to NTN Buzztime, Inc. in 2005.

Disclosure Schedule 5.5-1

DISCLOSURE SCHEDULE 5.6

Litigation

None.

Disclosure Schedule 5.6-1

DISCLOSURE SCHEDULE 5.13

Inbound Licenses

None.

Disclosure Schedule 5.13-1

DISCLOSURE SCHEDULE 7.10

Inventory and Equipment

Inventory	As of Aug. 31, 2018
Tablets	$1,523,714
Cases	1,814,043
Charging Trays	121,918
Misc.	92,156
Total	$3,551,831

NBV as of
Fixed Assets	Aug. 31, 2018
Site Equipment	$3,619,331
Other	146,385
Total	$3,765,716

Disclosure Schedule 7.10-1